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                                                       Jurisdiction of
Name of Subsidiary                                     Organization
------------------                                     ---------------
NIK Public Safety, Inc.                                Delaware
Defense Technology Corporation of America              Delaware
American Body Armor & Equipment, Inc.                  Delaware
Armor Holdings Properties, Inc.                        Delaware
Gorandel Trading Limited                               Cyprus
Armor Holdings Limited                                 England and Wales
Armor Holdings Venezuela SA                            Venezuela
Low Voltage Systems Technologies, Inc.                 New Jersey
Pro-Tech Armored Products of Massachusetts, Inc.       Massachusetts
Alarm Protection Services, Inc.                        Uganda
Federal Laboratories, Inc.                             Delaware